THE JPM INSTITUTIONAL FUNDS
                        ADMINISTRATIVE SERVICES AGREEMENT


         ADMINISTRATIVE SERVICES AGREEMENT, dated as of December 29, 1995, by and between The JPM Institutional Funds, a Massachusetts business trust having a Declaration of Trust on file with the office of Secretary of State of the Commonwealth of Massachusetts (the "Trust"), and Morgan Guaranty Trust Company of New York, a New York trust company ("Morgan").

                              W I T N E S S E T H:

         WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Shares of Beneficial Interest (par value $0.001 per share) of the Trust (the "Shares") are divided into multiple series (such series together with any other series which may in the future be established, the "Funds"); and

         WHEREAS, the Trust wishes to engage Morgan to provide certain financial, fund accounting and administrative services for the Funds, and Morgan is willing to provide such services for each Fund, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1.  DUTIES OF MORGAN.

         1.1. Subject to the general direction and control of the Board of Trustees of the Trust, Morgan shall perform such financial, fund accounting, administrative and related services as may from time to time be reasonably requested by the Trust, which shall include without limitation: a) preparing each Fund's tax returns and financial statements and other financial reports for review by the Trust's independent auditors; b) coordinating the Trust's annual audits; c) developing the budget and establishing the rate of expense accrual for each Fund; d) overseeing the preparation by the Trust's transfer agent (the "Transfer Agent") of tax information for shareholders; and e) overseeing the Trust's custodian and the Transfer Agent, including expense disbursement; verifying the calculation of performance data for the Trust and its reporting to the appropriate tracking services; and computing the amount and monitoring

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the frequency of distributing each Fund's dividends and capital gains and confirming that they have been properly distributed to the shareholders of record.

         1.2. Morgan shall keep the books of account of each Fund. Until otherwise directed by the Trust, Morgan shall compute the net asset value per Share of the outstanding Shares of each Fund. Morgan shall also calculate daily the net income of each Fund as described in the Trust's currently effective prospectus related to such Fund and shall advise the Trust and the Transfer Agent daily of the total amount of such net income and, if instructed in writing by an officer of the Trust to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. The calculations of the net asset value per Share and the daily income of each Fund shall be made at the time or times described from time to time in the Trust's currently effective prospectus related to such Fund.

         1.3. Morgan shall provide such other related services as the Trust may reasonably request, to the extent permitted by applicable law. Morgan shall provide all personnel and facilities necessary in order for it to provide the services contemplated by this paragraph.

         Morgan assumes no responsibilities under this Agreement other than to render the services called for hereunder, on the terms and conditions provided herein. In the performance of its duties under this Agreement, Morgan will comply with the provisions of the Declaration of Trust and By-Laws of the Trust and the stated investment objective, policies and restrictions of each Fund, and will use its best efforts to safeguard and promote the welfare of the Trust, and to comply with other policies which the Board of Trustees may from time to time determine.

         2. RECORDS. Morgan shall with respect to each Fund create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Trust under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Trust and shall at all times during the regular business hours of Morgan be open for inspection by duly authorized officers, employees or agents of the Securities and Exchange Commission.

         3. OPINION OF THE TRUST'S INDEPENDENT PUBLIC ACCOUNTANTS. Morgan shall take all reasonable action with respect to each Fund, as the Trust may from time to time request, to obtain from year to year favorable opinions from the Trust's independent public accountants with respect to its activities hereunder in connection with the preparation of the Trust's registration statement on Form N-1A, reports on Form N-SAR or other periodic reports to the Securities and Exchange Commission and with respect to any other requirements of such Commission.


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         4. LIAISON WITH INDEPENDENT PUBLIC ACCOUNTANTS. Morgan shall act as liaison with the Trust's independent public accountants and shall provide, upon request, account analyses, fiscal year summaries and other audit-related schedules. Morgan shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion as such may be required by the Trust from time to time.

         5. ALLOCATION OF CHARGES AND EXPENSES. Morgan shall bear all of the expenses incurred in connection with carrying out its duties hereunder. Each Fund shall pay the usual, customary or extraordinary expenses incurred by the Fund or, as appropriate, the Trust and allocable to the Fund, including without limitation compensation of Trustees; federal and state governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of the Trust's administrator, Morgan pursuant to the Shareholder Servicing Agreement and this Agreement, Pierpont Group Inc. pursuant to the Fund Services Agreement, independent auditors, legal counsel and of any transfer agent, registrar or dividend disbursing agent of the Trust; expenses of preparing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements and reports to shareholders and governmental offices and commissions; expenses of preparing and mailing agendas and supporting documents for meetings of Trustees and committees of Trustees; insurance premiums; fees and expenses of the Trust's custodian for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of shareholder meetings; expenses relating to the issuance, registration and qualification of Shares of the Trust; and litigation and indemnification expenses.

         6. COMPENSATION OF MORGAN. For the services to be rendered and the expenses to be borne by Morgan hereunder, the Trust shall pay Morgan a fee at an annual rate as set forth on Schedule A attached hereto from each Fund. This fee will be computed daily and will be payable as agreed by the Trust and Morgan, but no more frequently than monthly.

         7. LIMITATION OF LIABILITY OF MORGAN. Morgan shall not be liable for any error of judgment or mistake of law or for any act or omission in the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder.

         8. ACTIVITIES OF MORGAN. The services of Morgan to the Trust are not to be deemed to be exclusive, Morgan being free to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.



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         9. TERMINATION. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by Morgan, in each case on not more than 60 days' nor less than 30 days' written notice to the other party.

         10. SUBCONTRACTING BY MORGAN. Morgan may subcontract for the performance of its obligations hereunder with any one or more persons; PROVIDED, HOWEVER, that, unless the Trust otherwise expressly agrees in writing, Morgan shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

         11. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         12. AMENDMENTS. This Agreement may be amended only by mutual written consent.

         13. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements, terminations, extensions or other understandings relating to Morgan's provision of financial, fund accounting or administrative services for the Funds. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors, to the extent permitted by law.

         14. NOTICE. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid (1) to Morgan at Morgan Guaranty Trust Company of New York, 522 Fifth Avenue, New York, New York 10036, Attention: Managing Director, Funds Management Division, or (2) to the Trust at The JPM Institutional Funds c/o Signature Broker-Dealer Services, Inc., 6 St. James Avenue, Boston, Massachusetts 02116, Attention: Treasurer.

         15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned officer of the Trust has executed this Agreement not individually, but as an officer of the Trust under the Trust's Declaration of Trust, dated November 4, 1992 as amended, and the

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obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the Trust estate.

                                            THE JPM INSTITUTIONAL FUNDS

                                            By /s/ Matthew Healey
                                                     Matthew Healey, Chairman
                                                     and Chief Executive Officer

                                            MORGAN GUARANTY TRUST COMPANY
                                                     OF NEW YORK

                                            By /s/ Kathleen H. Tripp
                                                     Kathleen H. Tripp, Vice
                                                     President
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                                   SCHEDULE A

                          ADMINISTRATIVE SERVICES FEES
                    THE JPM INSTITUTIONAL FUNDS (THE "TRUST")


         The annual financial, fund accounting and administrative services fee charged to and payable by each Fund is equal to its proportionate share of an annual complex-wide charge. This charge is calculated daily based on the aggregate net assets of the registered investment companies (collectively the "Master Portfolios") in which the Funds, The Pierpont Funds or The JPM Advisor Funds invest and in accordance with the following annual schedule:

                  0.06% on the first $7 billion of the Master Portfolios' aggregate average daily net assets; and 0.03% of the Master Portfolios' aggregate average daily net assets in excess of $7 billion

         The portion of this charge payable by each Fund is determined by the proportionate share that its net assets bear to the total of the net assets of the Trust, The Pierpont Funds, The JPM Advisor Funds, the Master Portfolios and other investors in the Master Portfolios for which Morgan provides similar services.


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Approved:December 26, 1995
Effective December 29, 1995